                                                               Exhibit (k)(4)(i)

                                SERVICE CONTRACT


     AGREEMENT dated as of March 18, 1987, between Colonial Management Associates, Inc. ("Colonial"), a Massachusetts corporation with principal offices at One Financial Center, Boston, Massachusetts, and Colonial Municipal Income Trust (the "Trust"), a Massachusetts business trust with principal offices at One Financial Center, Boston, Massachusetts.

     1. Appointment. The Trust hereby appoints Colonial as agent to perform certain services, all as described in Paragraph 2 hereunder, for the Trust, such appointment to take effect at the close of business on the date hereof.

     2. Services. Colonial shall be responsible for (i) the determination of the Trust's net assets and the net asset value per share of the Trust's outstanding shares and the offering price, if any, at which the Trust's shares are sold, at the times and in the manner from time to time directed by the trustees or officers of the Trust ("pricing") and the timely communication of such information to the person or persons designated by the Trust; and (ii) maintaining the accounts, books and other records of the Trust required by
Section 31(a) of the Investment Company Act of 1940 and the rules thereunder ("bookkeeping"). All accounts, books and other records shall be available for inspection and use by the Trust and shall be preserved by Colonial for the periods and in the places required by Rule 3la-2 under the Investment Company Act of 1940. Colonial shall furnish at its expense office space and all necessary light, heat, telephone service, office equipment, stationery, and stenographic, clerical, mailing and messenger services in connection with such pricing and bookkeeping.

     3. Audit and Inspection. Colonial shall make available during regular business hours all accounts, books and other records created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust, any person retained by the Trust, or any regulatory agency having authority over the Trust. Upon reasonable notice by the Trust, Colonial shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable inspection by the Trust, any person retained by the Trust, or any regulatory agency having authority over the Trust.

     4. Compensation. For the performance of its obligations hereunder, the Trust shall pay Colonial a monthly fee at the rate of 1/12 of .0125% of the average of the weekly closing value of the Trust's total net assets for the month concerned.

     In the event this Agreement is in effect for only part of any fiscal year of the Trust, the fee payable shall be reduced proportionately on the basis of the number of business days (any day on which the New York Stock Exchange is open for trading) during which the Agreement was in effect for such year.

     5. Use of Trust's Name. Colonial shall not use the name of the Trust or material relating to the Trust on any forms for other than internal use in a manner not approved prior thereto in writing, provided, however, that the Trust shall approve all uses of its name which merely refer in accurate terms to the appointment of Colonial hereunder or which are required by the Securities and Exchange Commission or a state securities commission and provided, further, that in no event shall such approval be unreasonably withheld.

     6. Security. Colonial represents and warrants that the various procedures and systems which Colonial has implemented with regard to safeguarding the Trust's accounts, books and other records and Colonial's records, data, equipment, facilities and other property used in the performance of its obligations hereunder from loss or damage attributable to fire, theft, or any other cause are adequate, and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder.

     7. Limitation of Liability. Colonial shall not be liable to the Trust or to its stockholders or creditors for any matter or thing in connection with the performance of its obligations hereunder, except on account of Colonial's willful misfeasance, bad faith or gross negligence in the performance of its obligations hereunder or by reason of its reckless disregard of its obligations hereunder.

     8. Acts of God, etc. Colonial shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppage, fire, flood, catastrophe, act of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdown beyond its control, Colonial shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

     9. Amendments. Colonial and the Trust shall regularly consult with each other regarding Colonial's performance of its obligations and its compensation hereunder. In connection therewith, the Trust shall submit to Colonial a reasonable time in advance of filing with the Securities and Exchange Commission copies of any amended or supplemented registration statements (including exhibits) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. In the event that a change in such documents or the procedures contained therein materially increases the cost to Colonial of performing its obligations hereunder, Colonial shall be entitled to receive reasonable compensation therefor.

     10. Duration, Termination, etc. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by written instrument which shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement shall continue in effect until March 17, 1988 and thereafter from year to year provided that such continuance is specifically approved by vote of a majority of the trustees of the Trust who are not affiliated with Colonial. This Agreement may be terminated at any time by thirty days' written notice given by Colonial to the Trust or thirty days' written notice by the Trust to Colonial; and provided further that this Agreement may be terminated immediately at any time for cause either by the Trust or by Colonial in the event that such cause remains unremedied for a reasonable period of time not to exceed ninety days after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Paragraphs 7 and 8 hereof. In the event that the Trust designates a successor to any of Colonial's obligations hereunder, Colonial shall, at the expense and direction of the Trust, transfer to such successor all relevant accounts, books and other records established or maintained by Colonial hereunder.

     11. Miscellaneous. Each party agrees to perform such further acts and execute further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of The Commonwealth of Massachusetts. This Agreement may be executed simultaneously in two counterparts, which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.



                                    COLONIAL MUNICIPAL INCOME TRUST


                                    By: John A. McNeice, Jr.


                                    COLONIAL MANAGEMENT ASSOCIATES, INC.


                                    By: John A. McNeice, Jr.